Exhibit (c)(iv)

Project ECLIPSE Discussion Materials for the Special Committee of the Board of Directors May 8, 2026 Confidential

ECLIPSE Disclaimer This presentation (together with any accompanying oral presentation and any supplementary documents provided therewith, the “Presentation”) has been prepared by William Blair & Company, L.L.C. (“William Blair”) exclusively for the benefit and internal use of the recipient (the “Recipient”). The Recipient is not permitted to reproduce in whole or in part the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without William Blair’s prior written consent. No party may rely on this Presentation without William Blair’s prior written consent. William Blair and its affiliates, partners, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law). This Presentation is for discussion purposes only and speaks only as of the date it is given, and the views expressed are subject to change based on a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been independently verified by William Blair and William Blair has relied upon and assumed the accuracy and completeness of all Information. No representation or warranty is made as to any to the accuracy or completeness of any Information. In furnishing this Presentation, William Blair undertakes no obligation to provide additional information or to correct or update any of the Information. William Blair, together with its affiliates and partners, is a financial services institution engaged in a wide range of investment banking and other activities (including, but not limited to, investment management, corporate finance, private wealth management, securities trading, research and brokerage activities). It is understood and agreed that William Blair may, from time to time, make a market in, have a long or short position, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or may perform or be solicited to perform investment banking, corporate finance or other services for, the Recipient and other third-party entities which are or may be the subject of the transactions contemplated by this Presentation. William Blair has adopted policies and procedures designed to ensure the independence of its research analysts, whose views may differ from those of William Blair’s investment banking department and who may produce research reports and other materials the timing or content of which conflict with the views of the investment banking department or the Recipient’s interests, in connection with the transactions contemplated by this Presentation or otherwise. Nothing in the Presentation is, or shall be relied upon as, investment advice or any recommendation by William Blair. This Presentation does not purport to contain all of the information that may be necessary or appropriate to evaluate the proposed transaction, and the Recipient should conduct its own independent assessment and such investigations as it deems necessary. Recipient should rely on its own counsel, accountants and other similar expert advisors for legal, regulatory, accounting, tax and other similar advice. Nothing in the Presentation or any related discussions is intended to create, or shall be construed as creating, a principal-agent, advisor-client or fiduciary relationship between William Blair and the Recipient. Confidential 1

ECLIPSE Agenda for Discussion LKCM’s Revised Proposal I. Offer Price in Context II. Discuss Next Steps 3 2 1 Confidential 2

Confidential Overview of LKCM’s Revised Proposal Summary of Recent Events Implied Equity Value and Enterprise Value at Offer Offer Price Per Share $31.00 William Blair and the Special Committee discussed LCKM’s proposal on Diluted Shares Outstanding (1) 46.809 April 27 Equity Value 1,451 Plus: Debt(2) 738 Blair to Less: Cash(2) (53) The Special Committee instructed William counter LKCM’s initial offer of $29.50 per share with an offer of $39.50 per share Implied Enterprise Value 2,136 Enterprise Value Multiples LTM Q1 2026A Adj. EBITDA—$170M 12.5x William Blair communicated the counteroffer of $39.50 to CY 2026E Adj. EBITDA (Consensus)—$186M(3) 11.5x representatives of JP Morgan on April 27 CY 2026E Adj. EBITDA (Management)—$203M 10.5x Implied Premiums(4) Representatives of JP Morgan contacted William Blair on May 6 and Undisturbed(5) verbally provided a revised offer price of $31.00 per share Premium To Date Price Premium Increased premium to undisturbed price from 52.8% to 60.5% One Day Prior 3/13/2026 $19.31 60.5% One Week Prior 3/6/2026 $22.09 40.3% Increased EV / LTM Adj. EBITDA as of 3/31/26 from 12.1x to 12.5x One Month Prior 2/13/2026 $30.84 0.5% 60 Days Prior 1/12/2026 $30.02 3.3% 90 Days Prior 12/13/2025 $29.14 6.4% The purpose of today’s meeting is to evaluate LKCM’s revised proposal 180 Days Prior 9/14/2025 $31.09 (0.3%) and agree on next steps with respect to engaging with LKCM One Year Prior 3/13/2025 $28.53 8.7% 30-Day VWAP 3/13/2026 $25.84 20.0% 60-Day VWAP 3/13/2026 $26.80 15.7% Source: SEC filings and FactSet as of May 7, 2026. (1) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, and 247,628 in-the-money options with weighted avg. strike price of $27.50, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE’s management. Out-of-the-money options totaling 935,195 are excluded. (2) Per ECLIPSE balance sheet as of March 31, 2026. (3) Represents Wall Street consensus average adj. EBITDA estimates. (4) Premium ECLIPSE 3 calculated based on the LKCM offer price of $31.00 per share compared to ECLIPSE’s closing share price per FactSet on dates noted. Days prior based on calendar days. (5) 13D with details of initial offer filed post-market close on March 13, 2026.

Confidential Multiple Evolution Over Time EV / NTM Adj. EBITDA(1) Average EV / NTM Adj. EBITDA 16.0x Company / Peer Group Current Undisturbed One-Year Three-Year ECLIPSE 10.3x 8.3x 10.0x 10.3x 14.0x Public Peers 12.7x—11.6x 11.5x 12.7x 12.0x 10.0x 10.3x 8.0x Undisturbed Date: 3/13/2026 6.0x Apr-23 Sep-23 Feb-24 Jul-24 Dec-24 May-25 Oct-25 Mar-26 May-26 ECLIPSE Public Peers EV / CY 2026E Adj. EBITDA(1) 24.5x Public Peers Median: 13.0x 18.4x 18.3x 11.5x 13.0x 13.0x 10.1x 8.2x ECLIPSE (2) At Offer Sources: SEC Filings and FactSet as of May 7, 2026. Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. 4 (1) Includes add-back for stock-based compensation expense. ECLIPSE (2) Represents 2026E average consensus adj. EBITDA multiple at the LKCM counterproposal price of $31.00 per share.

Confidential Public Comparable Companies Analysis EV / CY 2026E Adj. EBITDA Public Comparables Median: 13.0x 24.5x 18.4x 18.3x 13.0x 13.0x (1) 11.5x 10.1x (1) 8.2x 8.6x Undisturbed At Offer 3/13/2026 ECLIPSE($31.00) Consensus Management ‘23A-‘25A 5.7% 0.3% 3.9% (1.7%) 2.5% 1.5% 2.5% (0.5%) (0.7%) Revenue CAGR ‘25A-’26E 11.1% 6.1% 8.1% 5.6% 8.2% 5.7% 6.8% 3.5% 7.3% Revenue Growth 2026E 22.8% 12.7% 17.4% 12.1% 6.8% 7.5% 16.8% 9.1% 9.6% Adj. EBITDA Margin Sources: FactSet, SEC filings and Wall Street consensus estimates as of May 7, 2025. ECLIPSE 5 (1) Represents 2026E average consensus adj. EBITDA multiple of $186M.

Confidential

Precedent Transactions Analysis

EV / LTM Adj. EBITDA

($ in millions)

Precedent Transactions Median: 11.3x


14.8x
13.9x [1]
10.0x [2]
11.1x
11.5x
9.1x [3]
17.3x [4]
10.8x [5]
10.0x [6]
13.8x [7]
16.1x
10.1x [8]
12.5x

Target	TopBuild	FBM	NSI	GMS	BEACON	Hydradyne	SRS	Hisco	Industrial Business of Roper Technologies	KAMAN	HD Supply	Windy City Wire	PROJECT ECLIPSE
Acquirer	QXO	Lowe's	Lennox	The Home Depot	QXO	Applied	The Home Depot	DSG	Clayton Dubilier & Rice	GPC	The Home Depot	DIPLOMA PLC	-
Date Announced	Apr-26	Aug-25	Aug-25	Jun-25	Mar-25	Nov-24	Mar-24	Mar-23	Jun-22	Dec-21	Nov-20	Sep-20	-
EV ($M)	$16,951	$8,800	$550	$5,553	$10,665	$273	$18,250	$307	$2,600	$1,300	$7,962	$450	$2,066
LTM EBITDA Margin	18.4%	9.8%	24.4%	9.1%	9.5%	11.5%	10.5%	7.1%	27.7%	8.5%	16.6%	23.2%	8.5%
Historical Sales CAGR[9]	8.7%	-	-	1.7%	7.6%	-	-	-	-	-	9.6%	-	(0.5%)

Sources: FactSet, Capital IQ, and SEC filings as of May 7, 2026. (1) LTM EBITDA for the CY ending December 31, 2024, as reported in the 8-K filed by Lowe's on August 20, 2025. (2) LTM EBITDA for the CY ending December 31, 2024, as reported in the Lennox investor presentation filed on August 18, 2025. (3) LTM EBITDA expected to be contributed by Hydradyne within 12 months of transaction closing as disclosed in 8-K filed on November 22, 2024. (4) LTM EBITDA for CY ended December 31, 2023, as reported in Home Depot investor presentation on March 28, 2024. (5) LTM EBITDA for the fiscal year ending October 31, 2022, as reported in the transaction 8-K filed by DSG on March 31, 2023. EV includes $37.5M in retention bonuses to Hisco employees. (6) LTM EBITDA for the calendar year 2021, as reported in the transaction press release filed by Roper on June 1, 2022. Excludes $51M in performance based earnouts (see 11/22/22 8-K). (7) Represents LTM EBITDA for the calendar year 2022, as reported in the investor presentation filed by Genuine Parts Company on December 16, 2021. (8) LTM EBITDA for the calendar year 2020, as reported in the Diploma investor presentation filed on September 22, 2020. (9) Represents the two most recently completed fiscal years prior to the announce date of acquisition.

ECLIPSE / William Blair / 6

Confidential

Selected Wall Street Analyst Perspectives

While price targets remain unchanged, one analyst reiterated his price target after the Q1 earnings release

Firm	Rating	Rating Date	Price Target	Premium to Undisturbed[1]	Premium to Current[2]
Stephens	Buy	May 1, 2026	$36.00	86.4%	31.0%
Barrington Research Associates	Buy	April 29, 2026	$35.00	81.3%	27.3%
KeyBanc Capital Markets	Hold	March 6, 2026	–	–	
Consensus – Mean			**$35.50**	**83.8%**	**29.1%**

Bullish Themes

- Positive growth trends at the start of 2026 across all four segments, led by accelerating demand at TestEquity and increased wallet share gains at Gexpro
- Encouraging growth in Lawson's customer "ship-to" locations, which had previously been challenged by Lawson's salesforce transformation
- Potential positive catalysts include maturation of investments aimed at delivering margin expansion and improving macro conditions

Bearish Themes

- Muted demand in Canada Branch segment in Q4 2025 due to economic headwinds and tariff-related uncertainty
- Margin headwinds at Lawson driven by a combination of unfavorable mix, sales-force transformation, and employee-related items
- Exposure to cyclical industrial and manufacturing end markets, which may weigh on demand during periods of macroeconomic weakness

Sources: Wall Street equity research and FactSet as of May 7, 2026.
[1] Undisturbed share price of $19.31 as of March 13, 2026.
[2] Current share price of $27.49 as of May 7, 2026.

ECLIPSE / William Blair / 7

Confidential M&A Premiums Paid Analysis Methodologies and Assumptions William Blair analyzed 232 public North America target transactions across all industries with transaction equity values between $1B—$2B that were announced since January 1, 2016 William Blair compared the price of each transaction to the closing price of the target stock one day, one week and one month prior to the announcement of the transaction William Blair then compared the range of premiums calculated from that universe to the premiums implied by the offer Premiums Paid Data Percentile Implied Premium th th th th th th th th th Period (1) 10 20 30 40 50 60 70 80 90 @$31.00 / share One Day Prior 60.5% (0.9%) 6.2% 12.1% 17.3% 23.3% 29.3% 45.1% 57.4% 81.6% One Week Prior 40.3% (1.2%) 8.9% 14.2% 18.7% 23.2% 31.3% 44.9% 61.7% 81.0% One Month Prior 0.5% (1.7%) 10.2% 16.7% 23.7% 29.7% 38.7% 49.7% 66.1% 99.4% Sources: Dealogic transaction data through March 31, 2026. (1)    Implied premium based on LKCM’s offer price of $31.00 per share. Relative to undisturbed share price of $19.31 as of March 13, 2026. ECLIPSE 8

Confidential

ECLIPSE Discounted Cash Flow Analysis

Assumptions

- William Blair utilized Management Forecast to calculate unlevered free cash flows for the years ending December 31, 2026, through December 31, 2030
- Valuation date as of March 31, 2026
- Utilizes a mid-year discount convention
- Assumes 29.5% tax rate per ECLIPSE Management
- A range of discount rates of 9.0% to 11.0% was selected and used to calculate a present value of the free cash flows and the terminal value
- Estimated a terminal value by utilizing a perpetuity growth rate of 2.0% - 3.0% terminal year unlevered FCF[1]
- Assumes PV of Federal NOL of $4M

Sensitivity Analyses

Implied Equity Value Per Share[2]

Consideration per Share: $31.00

		Perpetuity Growth Rate		
		2.0%	2.5%	3.0%
Discount Rate	9.0%	$36.20	$39.32	$42.94
	10.0%	$29.91	$32.22	$34.85
	11.0%	$25.01	$26.78	$28.75

Source: ECLIPSE management projections approved by the Special Committee on April 21, 2026.
Note: Cash flows are burdened by stock-based compensation.
(1) As compared to long-term U.S. GDP annual growth rate outlook of 1.8% according to the Congressional Budget Office as of February 2026.
(2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE's Q1 2026 10-Q, and 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE's management. Out-of-the-money options are excluded.

ECLIPSE / William Blair / 9

Confidential Illustrative Analysis at Various Prices Revised Mean Analyst 52-Week Low Offer Price 52-Week High Price Target ($19.02) ($31.00) ($33.80) ($35.50) ($ in millions, except per share figures) Undisturbed 3/13/2026 Price per Share $19.31 $29.50 $31.00 $31.50 $32.00 $32.50 $33.00 $33.50 $34.00 $34.50 $35.00 $35.50 $36.00 $36.50 $37.00 $39.50 % premium / (discount) to undisturbed 52.8% 60.5% 63.1% 65.7% 68.3% 70.9% 73.5% 76.1% 78.7% 81.3% 83.8% 86.4% 89.0% 91.6% 104.6% % premium / (discount) to 30-Day VWAP (1) (25.3%) 14.2% 20.0% 21.9% 23.8% 25.8% 27.7% 29.6% 31.6% 33.5% 35.4% 37.4% 39.3% 41.3% 43.2% 52.9% % premium / (discount) to 60-Day VWAP (1) (27.9%) 10.1% 15.7% 17.5% 19.4% 21.3% 23.1% 25.0% 26.9% 28.7% 30.6% 32.5% 34.3% 36.2% 38.1% 47.4% % premium / (discount) to 52 week low (1) 1.5% 55.1% 63.0% 65.6% 68.2% 70.9% 73.5% 76.1% 78.8% 81.4% 84.0% 86.6% 89.3% 91.9% 94.5% 107.7% % premium / (discount) to 52 week high (1) (42.9%) (12.7%) (8.3%) (6.8%) (5.3%) (3.8%) (2.4%) (0.9%) 0.6% 2.1% 3.6% 5.0% 6.5% 8.0% 9.5% 16.9% Diluted Shares(2) 46.781 46.798 46.809 46.813 46.816 46.819 46.822 46.825 46.828 46.831 46.834 46.839 46.843 46.847 46.851 46.870 Implied Equity Value 903 1,381 1,451 1,475 1,498 1,522 1,545 1,569 1,592 1,616 1,639 1,663 1,686 1,710 1,733 1,851 Implied Enterprise Value(3) 1,589 2,066 2,136 2,160 2,183 2,207 2,230 2,254 2,277 2,301 2,324 2,348 2,372 2,395 2,419 2,537 Enterprise Value Multiples Metric Q1 2026A LTM Adj. EBITDA $170 9.3x 12.1x 12.5x 12.7x 12.8x 13.0x 13.1x 13.2x 13.4x 13.5x 13.6x 13.8x 13.9x 14.1x 14.2x 14.9x CY 2026E Adj. EBITDA (Consensus)(4) $186 8.6x 11.1x 11.5x 11.6x 11.8x 11.9x 12.0x 12.1x 12.3x 12.4x 12.5x 12.6x 12.8x 12.9x 13.0x 13.7x CY 2026E Adj. EBITDA (Management) $203 7.8x 10.2x 10.5x 10.6x 10.8x 10.9x 11.0x 11.1x 11.2x 11.3x 11.4x 11.6x 11.7x 11.8x 11.9x 12.5x Equity Value to Disinterested Shareholders $308 $324 $329 $335 $340 $345 $351 $356 $361 $367 $372 $377 $383 $388 $415 Source: SEC Filings and ECLIPSE management projections approved by the Special Committee on April 21, 2026. (1) 30-Day VWAP of $25.84 as of March 13, 2026. 60-Day VWAP of $26.80 as of March 13, 2026. 52 week low of $19.02 occurred on March 13, 2026. 52 week high of $33.80 occurred on August 26, 2025. ECLIPSE 10 (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, 1,182,823 options, 442,862 RSUs, and 143,110 MSUs as of March 31, 2026. Out-of-the-money options are excluded. (3) Implied Enterprise Value calculated based on $53 million cash and $738 million debt per ECLIPSE balance sheet as of March 31, 2026. (4) Reflects Wall Street average consensus adj. EBITDA estimates.

Confidential Appendix

Confidential

ECLIPSE: Historical Growth and Margin by Segment

($ in millions)	Management Historical Financials[1] 2022A[2]	2023A	2024A	2025A	CAGR '22-'25
Revenue by Segment					
Lawson	487	522	483	481	(0.4%)
Gexpro Services	391	410	444	497	8.3%
TestEquity	886	835	782	783	(4.0%)
Canada Branch Business	233	244	246	221	(1.7%)
Total Revenue[3]	**$1,997**	**$2,010**	**$1,953**	**$1,980**	**(0.3%)**
Total Revenue % Growth		*0.7%*	*(2.8%)*	*1.4%*	
U.S. GDP Growth %[4]		**3.4%**	**2.4%**	**2.0%**	
Gross Margin by Segment					
Lawson	56.4%	59.9%	58.7%	59.8%	
Gexpro Services	32.1%	33.2%	34.8%	34.3%	
TestEquity	25.8%	25.2%	26.4%	26.2%	
Canada Branch Business	30.5%	31.6%	31.0%	33.6%	
Total Gross Margin[3]	**35.0%**	**36.6%**	**36.9%**	**37.2%**	
Adjusted EBITDA and Margin by Segment					
Lawson	44	68	58	52	5.7%
Gexpro Services	45	46	57	64	12.6%
TestEquity	73	60	60	51	(11.1%)
Canada Branch Business	14	17	16	16	4.1%
HoldCo / Eliminations	(2)	(3)	(5)	(7)	49.0%
Total EBITDA	**$173**	**$188**	**$186**	**$175**	**0.5%**
Adjusted EBITDA Margin					
Lawson	9.0%	13.1%	12.1%	10.7%	
Gexpro Services	11.4%	11.2%	12.7%	12.8%	
TestEquity	8.2%	7.2%	7.6%	6.5%	
Canada Branch Business	5.9%	6.9%	6.7%	7.1%	
Total EBITDA Margin	**8.7%**	**9.4%**	**9.5%**	**8.9%**	

Key Observations

Revenue

- Lawson underwent transformation, including shifting smaller accounts to inside sales. Higher turnover of sales reps associated with shift to inside sales impacted core / local customers. In addition, buying patterns of military business negatively impacted growth; currently investing in rebuilding sales team
- Gexpro growth supported by reallocation of investments into higher performing end markets, winning new business and acquisition success
- TestEquity growth impacted by chip shortages in 2023 and increased interest rates; demand recovered in 2025, stabilizing growth rates
- Canada growth hampered by decline in Canada PMI / tariffs
- Overall business performed below U.S GDP growth rate during the historical period

Gross Margin

- 200-300bps margin expansion at Lawson and Gexpro driven primarily by pricing

EBITDA Margin

- Consolidated margin expansion flat with Gexpro growth offset by margin pressure at Lawson and TestEquity in recent years

Source: ECLIPSE management as of April 20, 2026.
(1) Historical financials pro forma for all historical financials, except for recently acquired Eastern Valve (March 2026).
(2) Includes Lawson for pre-acquisition period.
(3) Revenue and Gross Margin totals include Holdco / Eliminations.
(4) U.S. Bureau of Economic Analysis via Federal Reserve Bank of St. Louis.

ECLIPSE / William Blair / 12

Confidential

ECLIPSE: Comparison of Reported Financials and PF Management Financials

($ in millions)	Reported Historical Financials[1]				CAGR	CAGR
	2022A	2023A	2024A	2025A	'22-'25	'23-'25
Revenue by Segment						
Lawson[2]	325	469	469	481	*14.0%*	*1.3%*
Gexpro Services	385	406	441	497	*8.8%*	*10.6%*
TestEquity	392	642	771	783	*25.9%*	*10.5%*
All Other / Canada Branch Business[2], [3]	49	56	125	221	*NMF*	*NMF*
HoldCo / Eliminations		(2)	(2)	(2)		
Total Revenue - Reported	**$1,151**	**$1,570**	**$1,804**	**$1,980**	***19.8%***	***12.3%***
% Growth		*36.4%*	*14.9%*	*9.8%*		
Total Pro Forma Revenue - Reported	**$1,754**[2]	**$1,998**	**$1,941**	**$1,980**	***4.1%***	***(0.5%)***
% Growth		*13.9%*	*(2.8%)*	*2.0%*		
Total Gross Margin[4]	***33.9%***	***35.1%***	***34.0%***	***33.4%***		
Total Adj. EBITDA Margin[4]	***9.9%***	***10.0%***	***9.7%***	***8.9%***		

($ in millions)	Pro Forma Management Historical Financials[5]				CAGR	CAGR
	2022A	2023A	2024A	2025A	'22-'25	'23-'25
Pro Forma Revenue by Segment						
Lawson	487	522	483	481	*(0.4%)*	*(4.0%)*
Gexpro Services	391	410	444	497	*8.3%*	*10.1%*
TestEquity	886	835	782	783	*(4.0%)*	*(3.2%)*
Canada Branch Business	233	244	246	221	*(1.7%)*	*(4.8%)*
HoldCo / Eliminations	0	(2)	(2)	(2)		
Total Pro Forma Revenue - Per ECLIPSE Management	**$1,997**	**$2,010**	**$1,953**	**$1,980**	***(0.3%)***	***(0.7%)***
% Growth		*0.7%*	*(2.8%)*	*1.4%*		
Total Gross Margin[4]	***35.0%***	***36.6%***	***36.9%***	***37.2%***		
Total Adj. EBITDA Margin[4]	***8.7%***	***9.4%***	***9.5%***	***8.9%***		

Source: SEC Filings and ECLIPSE management projections approved by the Special Committee on April 21, 2026.
(1) Reported historical financials in SEC filings. (2) Lawson and All Other operating results included subsequent to, but not prior to the April 1, 2022 Merger Date as reported in ECLIPSE's SEC filings. (3) As reported in SEC Filings; listed as "All Other" in 2023 and 2024, and "Canada Branch Division" in 2024 and 2025. (4) Gross Margin and EBITDA Margin totals include Holdco / Eliminations. (5) Pro Forma Historical financials as provided by ECLIPSE management and shown pro forma for all historical acquisitions except for recently acquired Eastern Valve (March 2026).

ECLIPSE / William Blair / 13

Confidential ECLIPSE Financial Forecast Management Projections CAGR ($ in Millions) 2025A(1) 2026P 2027P 2028P 2029P 2030P 2025A—2030P Total ECLIPSE Revenue $1,980 $2,125 $2,256 $2,414 $2,574 $2,746 6.8% % Growth 1.4% 7.3% 6.1% 7.0% 6.6% 6.7% Gross Profit $736 $780 $837 $904 $963 $1,027 6.9% % Margin 37.2% 36.7% 37.1% 37.4% 37.4% 37.4% Adjusted EBITDA $175 $203 $232 $277 $313 $352 15.0% % Margin 8.9% 9.6% 10.3% 11.5% 12.2% 12.8% (-) Stock-Based Compensation(2) (6) (7) (7) (7) (7) (7) (-) Other Adjustments (3) (6) (7) (5) (5) (5) (5) EBITDA $163 $189 $220 $265 $301 $340 15.8% (-) D&A (78) (82) (77) (73) (70) (60) EBIT $85 $106 $143 $192 $231 $280 26.9% % Margin 4.3% 5.0% 6.3% 8.0% 9.0% 10.2% (-) Taxes(4) (25) (31) (42) (57) (68) (83) Net Operating Profit After Tax $60 $75 $101 $135 $163 $197 26.9% (+) D&A 78 82 77 73 70 60 (-) CapEx (24) (24) (26) (28) (30) (32) (-) Ä in Net Working Capital (12) (27) (30) (37) (38) (41) Unlevered Free Cash Flow $103 $106 $123 $144 $166 $186 12.4% Source: ECLIPSE Management projections approved by the Special Committee on April 21, 2026. (1) 2025 management financials pro forma for historical financials, except for recently acquired Eastern Valve (March 2026). (2) Assumes additional equity issued in future years. ECLIPSE 14 (3) Other adjustments include Severance/Retention, Acquisition Costs, and Other/Consultancy. (4) Tax rate of 29.5% per Eclipse Management.

Confidential

ECLIPSE: Lawson Business Segment Projections

Revenue


($ in Millions)
5.9% CAGR
$481
$504
$537
$571
$605
$641
2025A
2026E
2027E
2028E
2029E
2030E
(0.3%)
4.8%
6.5%
6.3%
6.0%
6.0%
% YoY Growth

Gross Margin


(244bps)
59.8%
58.0%
57.6%
57.3%
57.3%
57.4%
2025A
2026E
2027E
2028E
2029E
2030E

Adjusted EBITDA


($ in Millions)
14.0% CAGR
$52
$57
$64
$74
$86
$99
2025A
2026E
2027E
2028E
2029E
2030E
10.7%
11.3%
12.0%
13.0%
14.3%
15.5%
% Margin

Select Commentary

Revenue

- Growth focused on specific customers, deepening existing relationships, expanding into new locations, and winning new customers
- Customers segmented into Core (~45% of revenue; projected 1-2% growth) and Strategic & Government (~55% of revenue, projected 7-10% growth)

Gross Margin

- Slight decline in near-term margins followed by steady margins through the projection period
- Slight compression expected in 2026 due to customer mix shift to larger customers, with lower margins
- Several automotive customers currently in RFP process, requiring margin concessions to retain business

EBITDA Margin

- Strong margin expansion driven by increase in sales rep productivity and new sales reps ramp up
- Operating expenses (e.g. distribution center costs, G&A) are largely fixed, allowing for significant operating leverage as business grows

Source: ECLIPSE management projections approved by the Special Committee on April 21, 2026.
Note: Excludes corporate overhead allocation.

ECLIPSE / William Blair / 15

Confidential ECLIPSE: Gexpro Services Business Segment Projections Revenue Select Commentary ($ in Millions) 5.5% CAGR Revenue $577 $612 $650 $497 $528 $546 • Segment growth driven by end market growth with A&D, technology, industrial power, industrial and consumer expected to see strong growth 2025A 2026E 2027E 2028E 2029E 2030E • Automotive and Renewables facing headwinds due to tariffs, political and macro environment 11.7% 6.2% 3.4% 5.8% 6.0% 6.2% Gross Margin % YoY Growth Gross Margin • Margins expected be benefit from strength in technology end market, which is most profitable end market 73bps Continued utilization of Frontier Technology (2024 • manufacturing acquisition) delivering higher margins 34.3% 34.6% 34.7% 34.8% 34.9% 35.0% EBITDA Margin • EBITDA margin driven by slight gross margin expansion and operating leverage 2025A 2026E 2027E 2028E 2029E 2030E Adjusted EBITDA ($ in Millions) 7.4% CAGR $85 $91 $71 $73 $79 $64 2025A 2026E 2027E 2028E 2029E 2030E 12.8% 13.5% 13.4% 13.6% 13.8% 14.0% % Margin Source: ECLIPSE management projections approved by the Special Committee on April 21, 2026. ECLIPSE 16 Note: Excludes corporate overhead allocation.

Confidential

ECLIPSE: TestEquity Business Segment Projections

Revenue

($ in Millions)



7.8% CAGR
$783
$843
$908
$986
$1,060
$1,140
2025A
2026E
2027E
2028E
2029E
2030E
0.1%
7.7%
7.7%
8.6%
7.5%
7.5%
% YoY Growth

Gross Margin



212bps
26.2%
26.1%
27.2%
28.3%
28.3%
28.3%
2025A
2026E
2027E
2028E
2029E
2030E

Adjusted EBITDA

($ in Millions)



20.6% CAGR
$51
$59
$74
$100
$115
$130
2025A
2026E
2027E
2028E
2029E
2030E
6.5%
7.0%
8.1%
10.2%
10.8%
11.4%
% Margin

Select Commentary

Revenue

- Increased focus and investment in commercial growth strategy under new CEO, Chief Sales Officer, Head of e-Commerce, and Chief Merchandising Officer
- Growth drivers include expanding wallet share with large customers and cross-selling products to customers currently purchasing smaller SKU count
- Robust opportunity in e-Commerce segment - expected to grow at double digits

Gross Margin

- Margin expansion driven by increased focus in shifting mix towards chambers, rental and fabrication (value added services) which have ~40% gross margins

EBITDA Margin

- Multiple drivers of margin expansion
  - Consolidation of multiple ERP systems into unified system
  - Significant savings from Hisco web UI migrating to CSD
  - Operating leverage

Source: ECLIPSE management projections approved by the Special Committee on April 21, 2026.
Note: Excludes corporate overhead allocation.

ECLIPSE / William Blair / 17

Confidential ECLIPSE: Canada Branch Business Segment Projections Revenue Select Commentary ($ in Millions) 7.4% CAGR Revenue $317 • Wallet share gain initiatives and sales force expansion, $221 $252 $267 $282 $299 incremental new business wins and restart of project business driving growth, although potential risk from tariffs persist 2025A 2026E 2027E 2028E 2029E 2030E Eastern acquisition • Valve (March ’26) (9.8%) 14.0% 5.6% 5.9% 6.0% 6.0% Gross Margin % YoY Growth Gross Margin • Relatively stable gross margins through the projection period EBITDA Margin 67bps • 2026 margin expansion driven by ~$5M workforce optimization savings 33.6% 33.7% 34.3% 34.3% 34.3% 34.3% • Higher volumes unlock greater vendor savings and freight efficiencies in projection period 2025A 2026E 2027E 2028E 2029E 2030E • Approximately $3M from Eastern Valve annually Adjusted EBITDA ($ in Millions) 20.2% CAGR $35 $39 $28 $31 $23 $16 2025A 2026E 2027E 2028E 2029E 2030E 7.1% 9.1% 10.5% 11.1% 11.8% 12.4% % Margin Source: ECLIPSE management projections approved by the Special Committee on April 21, 2026. ECLIPSE 18 Note: Excludes corporate overhead allocation.

Confidential ECLIPSE Share Price Performance Since Merger Relative Share Price Performance 125.0% 100.0% 75.0% Public Peers: 76.3% 50.0% S&P 500: 61.4% ECLIPSE: 42.1% 25.0% 0.0% Undisturbed Date: (25.0%) 3/13/2026 (50.0%) Apr-22 Sep-22 Feb-23 Jul-23 Dec-23 May-24 Oct-24 Mar-25 Aug-25 Jan-26 May-26 Earnings 2022 2023 2024 2025 2026 Surprises(1) 03/13/2026 05/07/2026 Market Value and Trading Multiples (Undisturbed) (Current) Relative Share Price Return (Current) One-Year Two-Year Since Merger(5) Share Price $19.31 $27.49 ECLIPSE 12.4% (22.9%) 42.1% Diluted Shares Outstanding (M)(2) 46.781 46.781 S&P 500 30.3% 41.4% 61.4% Equity Value ($M) $903 $1,286 Public Peers 37.3% 28.7% 76.3% Net Debt ($M)(3) $685 $685 Relative Share Price Return (Undisturbed) Enterprise Value ($M) $1,589 $1,971 One-Year Two-Year Since Merger(5) ECLIPSE (32.3%) (37.5%) (0.2%) EV / LTM Q1 2026A Adj. EBITDA ($170M) 9.3x 11.6x S&P 500 20.1% 28.4% 45.9% EV / 2026E Adj. EBITDA ($186M)(4) 8.6x 10.6x Public Peers 23.4% 9.8% 52.9% Sources: Company filings, CapIQ, and FactSet as of May 7, 2026; Note: Public peers includes Applied Industrial Technologies, Fastenal Company, Global Industrial Company, Hillman Solutions, MSC Industrial Direct, WESCO International, and W.W. Grainger. Public peers’ index is equal weighted. (1) Surprise based on actual adj. EBITDA vs Wall Street average consensus adj. EBITDA estimates. Note: Earnings surprise history was available from Q3 2022 after merger announcement. (2) Diluted shares outstanding calculated based on 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE’s Q1 2026 10-Q, and 442,862 RSUs, and 143,110 MSUs as of March 31, 2026 per ECLIPSE’s management. Out-of-the-money options ECLIPSE 19 totaling 1,182,823 are excluded. (3) Per ECLIPSE balance sheet as of March 31, 2026. (4) Reflects Wall Street average consensus adj. EBITDA estimates. (5) Since April 1, 2022, most recent closing price prior to Lawson merger closing.

Confidential ECLIPSE Share Price Performance Since Merger High: $40.85 LKCM Offer Price $31.00 ECLIPSE $27.49 Undisturbed Date: 3/13/2026 Low: $13.01 Trading Histogram Since Merger(1) 4% Cumulative Volume Traded ~76% traded below offer price LKCM Offer Price $31.00 60.8 million shares Undisturbed 100.0% 3% $19.31 traded since the merger 80.0% – ~7.0x total float 2% 60.0% Average daily trading 40.0% value: $1.6 million 1% 20.0% (average of 62K shares) 0% 0.0% $13.00—$14.50—$16.00—$17.50—$19.00—$20.50—$22.00—$23.50—$25.00—$26.50—$28.00—$29.50—$31.00—$32.50—$34.00—$35.50—$37.00—$38.50—$40.00—$41.50 Source: Capital IQ and FactSet of May 7, 2026. (1) Since April 1, 2022, most recent closing price prior to Lawson merger closing and up to undisturbed date of March 13, 2026. ECLIPSE 20

Confidential ECLIPSE: Historical Trading Histogram Last Twelve Months 7% Cumulative Volume Traded Offer Price ~88% traded below offer price $31.00 18.3 million shares 6% traded over the last 5% 100% twelve months Undisturbed 80% – ~2.1x total float 4% $19.31 60% Average daily trading 3% value: $2.0 million 2% 40% (average of 72K shares) 1% 20% 0% 0% $19.00 $20.25 $21.50 $22.75 $24.00 $25.25 $26.50 $27.75 $29.00 $30.25 $31.50 $32.75 $34. v00 Last Three Years 4% ~66% traded below offer price 43.4 million shares Cumulative Volume Traded Offer Price traded over the last $31.00 100% three years 3% Undisturbed – ~5.0x total float 80% $19.31 Average daily trading 2% 60% value: $1.7 million 1% 40% (average of 58K shares) 20% 0% 0% $19.00—$21.00—$23.00—$25.00—$27.00—$29.00—$31.00—$33.00—$35.00—$37.00—$39.00 $41.00—Sources: Capital IQ and FactSet as of the undisturbed dated of March 13, 2026. ECLIPSE 21 Note: Assumes daily volume traded at the average of the intraday high and low price for each day across the time period represented.

Confidential ECLIPSE: Average Daily Trading Volume in Context Last 12 Months Average Daily Trading Volume (“ADTV”) as a % of Basic Shares Outstanding More Trading Liquidity Less Trading Liquidity 1.25% 1.10% 0.90% 0.69% 0.61% 0.60% 0.26% 0.18% WCC-US MSM-US AIT-US HLMN-US FAST-US GWW-US GIC-US DSGR-US ECLIPSE Float: 97.8% 81.7% 99.1% 98.2% 99.8% 93.8% 20.6% 18.8% 8.6% 14.5% 8.5% 6.6% 7.5% 11.0% 64.0% 78.7% Top Shareholder: Kayne Anderson LKCM Headwater Vanguard Mitchell Jacobson Blackrock Rudnick Investment Vanguard Vanguard Leeds Family Investment Management 8.6x EV / 2026E EBITDA 13.0x 13.0x 18.4x 8.2x 24.5x 18.3x 10.1x (Undisturbed) Sources: FactSet and public filings as of May 7, 2026. ECLIPSE 22

Confidential

ECLIPSE: Ownership Summary

Top 25 Shareholders

Shareholder	Holder Shares ('000)	% of Total
LKCM Headwater Investment	36,358	78.7%
Dimensional Fund Advisors LP	849	1.8%
BlackRock Fund Advisors	571	1.2%
Royce & Associates LP	550	1.2%
Bryan King	519	1.1%
The Vanguard Group, Inc.	447	1.0%
Nantahala Capital Management LLC	330	0.7%
Schwartz Investment Counsel, Inc.	313	0.7%
GAMCO Asset Management, Inc.	256	0.6%
Geode Capital Management LLC	236	0.5%
SSgA Funds Management, Inc.	223	0.5%
Catawba River Capital, Inc.	222	0.5%
Agman Capital LLC (Investment Management)	217	0.5%
First Trust Advisors LP	156	0.3%
Norwood Investment Partners LP	121	0.3%
William Blair & Co. LLC (Investment Management)	113	0.2%
Gabelli Funds LLC	110	0.2%
Lee Hillman	107	0.2%
Steven Edelson	103	0.2%
Monimus Capital Management LP	101	0.2%
Teton Advisors LLC	95	0.2%
Ron Knutson	91	0.2%
Northern Trust Investments, Inc.(Investment Management)	86	0.2%
Highlander Partners LP	86	0.2%
Cesar Lanuza	80	0.2%
Total Common Shares Outstanding	**46,195**[1]	**91.7%**

Ownership Statistics

Common Shares O/S (mm)	46.195
Float %	18.8%
Insider %	81.2%

Top Insiders

Name	% of Total
LKCM Headwater Investment	78.7%
Bryan King	1.1%
Lee Hillman	0.2%
Steven Edelson	0.2%
Ron Knutson	0.2%
Highlander Partners	0.2%
Cesar Lanuza	0.2%
Robert Zamarripa	0.1%
Others	0.2%
Total	**81.2%**

Sources: Company filings and FactSet as of May 7, 2026.
(1) Shares outstanding of 46,195,165 common shares as of April 24, 2026, as reported on ECLIPSE's Q1 2026 10-Q.

ECLIPSE / William Blair / 23